Exhibit 5.1

Vista Outdoor Inc.
938 University Park Boulevard, Suite 200
Clearfield, UT 84015

February 9, 2015

Ladies and Gentlemen:

I am the General Counsel of Vista Outdoor Inc., a Delaware Corporation (the “Company”), and have acted as counsel to the Company in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of 6,875,000 shares (the “Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”), and $10,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”), pursuant to a registration statement on Form S-8 (the “Registration Statement”) to which this opinion is being filed as an exhibit.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In that connection, I have examined (a) the Amended and Restated Certificate of Incorporation of the Company, (b) the Amended and Restated By-laws of the Company, (c) the Vista Outdoor Inc. 2014 Stock Incentive Plan (the “Plan”), (d) the Vista Outdoor Inc. Nonqualified Deferred Compensation Plan, (e) the Registration Statement and (f) such other documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, I am of the opinion that (i) when issued and delivered against payment therefor in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable and (ii) the Deferred Compensation Obligations have been duly authorized, and when created in accordance with the Vista Outdoor Inc. Nonqualified Deferred Compensation Plan, will be valid and binding obligations of the Company enforceable in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).

I am a member of the bars of the District of Columbia, the State of Maryland and a Corporate Counsel Registrant entitled to practice law for the Company in Virginia and express no opinion as to the laws of any other jurisdiction, other than the General Corporation Law of the State of Delaware.

I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to me in Item 5, Interests of Named Experts and Counsel, in the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Scott D. Chaplin
General Counsel